SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):   MARCH 31, 1998
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                    BANGOR HYDRO-ELECTRIC COMPANY
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          (Exact name of registrant as specified in its charter)





          MAINE                       0-505               01-0024370
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 (State of Incorporation)     (Commission File No.)   (IRS Employer ID No.)





     33 STATE STREET, BANGOR, MAINE                       04401
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(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:   207-945-5621
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CURRENT REPORT, FORM 8-K                       DATE OF REPORT
BANGOR HYDRO-ELECTRIC COMPANY                  APRIL 8, 1998
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ITEM 5.  OTHER EVENTS
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          EXISTING LENDING AGREEMENTS AND MONETIZATION OF POWER SALE CONTRACT:
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          As previously reported, the Company has been negotiating a transaction for the monetization of a power sale contract with UNITIL Power Corp. (UNITIL), a New Hampshire based electric utility. The Company currently provides power to UNITIL at significantly above-market rates, with the contract term ending in the year 2003. Based upon current projections of wholesale electricity markets, it is expected that the rates charged under the UNITIL contract will remain at above-market levels for the remainder of the contract term. Therefore, the assignment of the Company's rights under the contract has a positive present cash value. On March 31, 1998, the Company completed a transaction with a financial institution that provided a loan of approximately $23 million in net proceeds secured by the value of the UNITIL contract.

          Also as previously reported, it is the Company's intention to use the proceeds of the transaction to finance a portion of a power purchase contract restructuring with Penobscot Energy Recovery Company ("PERC") and to resolve outstanding financial covenant issues under the Company's credit agreement with its lending banks. That credit agreement contains a number of covenants keyed to the Company's financial condition and performance. One such covenant required the Company to maintain a consolidated fixed charge ratio of 1.5 to 1.0 (defined as the ratio of the sum of the Company s net income, income tax expense and interest expense to the Company s interest expense, subject to a few minor adjustments) and is measured quarterly for the prior four quarters. After the first quarter of 1997, the Company was not in compliance with the fixed charge ratio covenant. The Company obtained temporary waivers of the noncompliance through June 6, 1997.

          On June 6, 1997 the Company and the lending banks amended the credit agreement. Under the amendment, compliance with the fixed charge ratio covenant was permanently waived for the four quarters ending March 31, 1997 and June 30, 1997. The Company was also out of compliance with the fixed charge ratio covenant for the four quarters ending September 30, 1997 and December 31, 1997 and received temporary waivers of those violations through March 31, 1998. On November 20, 1997, the Company and the lending banks amended the agreement as part of a plan to reduce the level of the banks' credit commitment and reestablish the financial covenants to levels that the Company anticipates it can reasonably achieve. Under that amendment (as subsequently modified), assuming the monetization of the UNITIL contract were completed on or before March 31, 1998, the Company would be permitted to proceed with the restructuring of its power purchase contract with PERC and to use a portion of the loan proceeds to complete the PERC transaction, with the remainder of the proceeds to be used to reduce permanently the borrowing capacity of the existing revolving credit facility. On or before December 31, 1998, the Company must reduce permanently the borrowing capacity under the revolving credit facility by an additional $6 million. The amendment also established new financial covenant levels that appear reasonably to be achievable under the Company's current financial forecasts although there are a number of important variables that could affect the Company's ability to meet those covenants in the future.

At the time the Company filed its 1997 Annual Report on Form 10-K, the monetization of the UNITIL contract had not been completed and the financial covenant violations referred to above had, therefore, not been waived permanently. As discussed in that Report, all debt under the bank credit facilities, including certain medium term notes, was classified as a current liability on the Company's consolidated balance sheet as of December 31, 1997. As a result of the permanent waivers that became effective upon completion of the UNITIL monetization, $22 million of medium term notes, previously classified as a current liability, have been reclassified as a long term liability.




                                   BANGOR HYDRO-ELECTRIC COMPANY



                                   by  /s/ Frederick S. Samp
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                                     Frederick S. Samp
                                     Chief Financial Officer

Dated:  April 8, 1998